SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

The Midland Company

(Name of Issuer)

Common Stock

(Title of Class of Securities)

597486109

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)

[X]    Rule 13d-1(c)

[   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))
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 CUSIP NO.       597486109                  13G                Page 2 of 4 Pages

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 1        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Joseph P. Hayden, Jr.

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 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]

                                                               (b) [X]

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 3        SEC USE ONLY

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 4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

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                              5      SOLE VOTING POWER

         NUMBER OF                   1,363,502
          SHARES
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY
           EACH               6      SHARED VOTING POWER
         REPORTING
        PERSON WITH          ---------------------------------------------------

                              7      SOLE DISPOSITIVE POWER

                                     1,041,305
                             ---------------------------------------------------

                              8      SHARED DISPOSITIVE POWER

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,363,502
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              14.5%
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12        TYPE OF REPORTING PERSON*

               IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
ITEM 1(a)      Name of Issuer: The Midland Company

           1(b)      Address of Issuer's Principal Executive Office:

                         7000 Midland Boulevard
                        Amelia, Ohio, 45102-2607

           2(a)      Name of Persons Filing: Joseph P. Hayden, Jr.

           2(b)      Address of Principal Business Office:

                        7000 Midland Boulevard
                        Amelia, Ohio, 45102-2607

           2(c)      Citizenship: U.S.A.

           2(d)      Title of Class of Securities: Common Stock, No Par Value

           2(e)      CUSIP No.: 597486109

           3.          If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b), check whether the Person Filing is a: N/A

           4.         Ownership:

                           (a)     See Item 9 of cover page.
                           (b)     See Item 11 of cover page.
                           (c)     See Items 5-8 of cover page.

Items 5, 7 and 9 include 52,000 shares that may be acquired through the exercise of options within 60 days, 258,262 shares held by the Hayden Investment Limited Partnership, a limited partnership in which Mr. Hayden's spouse is the sole shareholder of the general partner and owner of all limited partnership interests, and 649,351 shares held by J & L Hayden Holdings Limited Partnership, of which Mr. Hayden's spouse controls all voting and investment power. Items 5 and 9 include 72,500 shares which are restricted and over which Mr. Hayden sole voting but not dispositive power and 250,197 shares over which Mr. Hayden has sole voting but not dispositive power.

           5.          Ownership of 5% or less of class: N/A

           6.          Ownership of more than 5% on behalf of another person: N/A

           7.          Identification and classification of the subsidiary which acquired the security being reported by the parent holding company: N/A

           8.         Identification and classification of members of the group: N/A

           9.          Notice of dissolution of group: N/A

          10.        Certification: N/A

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purposes of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 12, 2001                                          ________/s/ Joseph P. Hayden, Jr._________
                                                                                                     Joseph P. Hayden, Jr.